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                                                                EXHIBIT 10.1(F)

AGREEMENT CONCERNING PURCHASE OF OIN SPRINKLER

1.       The agreement concerns purchase of OIN Sprinkler.
         The purchase concerns computer equipment, software, leased car (MB180), premises, etc, and purchase of the OIN Sprinkler goodwill/ know-how.

2.       Employment
         Odd Inge Nygaard will be an employee of Simex AS, and enters the position as manager for the Sprinkler department. His superior is department manager, Piping.

3.       The consideration is as follows:
         Cash NOK 450.000,-.
         Stocks - NOK 22.500,- per piece (Simex NK Technologies Inc.)

4.       Quarantine concerning the start-up of competitive activity.
         If Odd Inge Nygaard may not, within a period of 3 years estimated from the date of contract, start up activity concerning Sprinkler.

5.       Employment - dismissal with notice
         If Odd Inge Nygaard infringes this agreement by dismissal with notice/ resignation, fraud or culpable negligence, Simex may claim compensation equivalent with the consideration. Reimbursement of the consideration as follows:

         - resignation after 1 year, reimbursement of 3/3 of consideration.

         - resignation after 2 years, reimbursement of 2/3 of consideration.

         - resignation after 3 years, reimbursement of 1/3 of consideration

         -     This agreement is binding for 3 years.

6.       Termination
         By termination because of other reasons than the ones specified in item 5 from Simex, item 4 and 5 will be annulled.

7.       Guarantees and other responsibilities will be take care of by OIN
         Sprinkler.

         Forus 22.09.98

         Elmer Lunde (sign)                          Odd Inge Nygaard (sign)
         Simex AS                                    OIN Sprinkler